EX-99.(h)(iii)

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT is made as of April 8, 2020 by and between AIM ETF Products Trust, a Delaware statutory trust (the “Client”), on behalf of each of its series (each, a “Fund”, and collectively, the “Funds”), with its principal office and place of business at 5701 Golden Hills Drive, Minneapolis, MN 55416, and Foreside Fund Officer Services, LLC, a Delaware limited liability company with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (“Foreside”).

WHEREAS, the Client desires that Foreside perform certain compliance services and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Client and Foreside hereby agree as follows:

SECTION 1.  SERVICES

(a) Foreside shall provide the consulting services listed on Appendix A hereto (the “Services”) as requested from time to time by the Client.

(b) Foreside may provide other services and assistance as the Client may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

(c) Foreside shall maintain records relating to the Services, to the extent such retention is required pursuant to relevant securities laws and regulations (collectively, the “Records”).  Such Records shall be maintained in the manner and for the periods as are required under such laws and regulations.  The Records shall be the property of the Client.  The Client, or the Client’s authorized representatives, shall have access to the Records at all times during Foreside’s normal business hours.  Upon the reasonable request of the Client, copies of any of the Records shall be provided promptly by Foreside to the Client or the Client’s authorized representatives at the Client’s expense.

(d) While Foreside will provide consulting and other services under this Agreement to assist Client with respect to the Client’s obligations under and compliance with various laws and regulations, Client understands and agrees that Foreside is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between Foreside and Client or to require Foreside to render legal advice or otherwise engage in the practice of law in any jurisdiction.  The Client assumes all responsibility for ensuring that the Client complies with all applicable requirements of the relevant securities and other laws, rules and regulations of governmental authorities with jurisdiction over the Client.  All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

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(e) Foreside does not offer accounting services and does not provide substitute services for the services provided by a certified public accountant.

(f)          Foreside will make every reasonable effort to provide the Services described in this Agreement in accordance with its standard of care set forth in Section 2; however, Foreside does not guarantee that work performed by Foreside for the Client would be favorably received by any regulatory agency. Unless the Client engages Foreside after the termination or completion of this Agreement to provide additional advice, Foreside will have no continuing obligation to advise or provide consulting services to Client with respect to future developments.  Foreside will base its services on documents and information provided by the Client to Foreside. The Client shall be responsible for verifying the accuracy of any information provided by the Client to Foreside under this Agreement.  Foreside shall be entitled to rely upon and assume, without independent verification, the accuracy and completeness of all information that has been given by, or on behalf of, the Client or otherwise reviewed by the Client, and shall have no obligation to verify the accuracy or completeness of such information.

SECTION 2.  STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a) Foreside shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Foreside in writing. Foreside shall use commercially reasonable efforts in rendering the Services and shall not be liable to the Client for any action or inaction of Foreside relating to any event whatsoever in the absence of bad faith, reckless disregard, gross negligence, willful misfeasance, or fraud, or by reason of Foreside’s material breach of this Agreement.

(b) The Client agrees to indemnify and hold harmless Foreside, its affiliates and each of their respective directors, officers, employees and agents and any person who controls Foreside within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”) (any of Foreside, its affiliates, their respective officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Foreside Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable external counsel fees incurred in connection therewith) (“Losses”) arising out of or based upon (i) Foreside’s performance of its duties under this Agreement in accordance with the standard of care set forth in this Section, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Client. Foreside shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer.

In no case (i) is the indemnity of the Client in favor of any Foreside Indemnitee to be deemed to protect or indemnify the Foreside Indemnitee against any liability to which the Foreside Indemnitee would otherwise be subject by reason of its own (a) willful misfeasance, bad faith, fraud or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (b) material breach of this Agreement, or  (ii) is the Client to be liable with respect to any claim made against any Foreside Indemnitee unless the Foreside Indemnitee notifies the Client in writing of any claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim is served upon the Foreside Indemnitee (or after the Foreside Indemnitee receives notice of service on any designated agent).

Notwithstanding the foregoing, the failure to notify the Client of any claim shall not relieve the Client from any liability that it may have to any Foreside Indemnitee unless failure or delay to so notify the Client prejudices the Client’s ability to defend against such claim. The Client shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Client elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Foreside Indemnitee, defendant or defendants in the suit. In the event the Client elects to assume the defense of any suit and retain counsel, the Foreside Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Client does not elect to assume the defense of any suit, it will reimburse the Foreside Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

(c) Foreside agrees to indemnify and hold harmless the Client and each of its trustees and officers and any person who controls the Client within the meaning of Section 15 of the Securities Act (for purposes of this paragraph, the Client and each of its trustees and officers and its controlling persons are collectively referred to as the “Client Indemnitees”) against any Losses arising out of or based upon (i) the breach of any obligation, representation or warranty under this Agreement by Foreside, or (ii) Foreside’s failure to comply in any material respect with applicable securities or other laws.  The Client shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer.

In no case (i) is the indemnity of Foreside in favor of any Client Indemnitee to be deemed to protect or indemnify any Client Indemnitee against any liability to which such Client Indemnitee would otherwise be subject by reason of its own (a) willful misfeasance, bad faith, gross negligence or fraud in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (b) material breach of this Agreement, or (ii) is Foreside to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Client Indemnitee unless the Client Indemnitee notifies Foreside in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim is served upon the Client Indemnitee (or after the Client Indemnitee has received notice of service on any designated agent).

Notwithstanding the foregoing, the failure to notify Foreside of any claim shall not relieve Foreside from any liability that it may have to the Client Indemnitee against whom such action is brought unless failure or delay to so notify Foreside prejudices Foreside’s ability to defend against such claim. Foreside shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if Foreside elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Client Indemnitee, defendant or defendants in the suit.  In the event that Foreside elects to assume the defense of any suit and retain counsel, the Client Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them.

If Foreside does not elect to assume the defense of any suit, it will reimburse the Client Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

(d) No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 2(b) or 2(c) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld.  No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

(e)          The Client agrees that Foreside, its employees, officers and directors shall not be liable to the Client for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the services described in this Agreement for an aggregate amount in excess of twice the fees paid to Foreside in performing services hereunder, provided that such actions, damages, claims, liabilities, costs, expenses or losses are not the result of, or arise out of, the willful misfeasance, bad faith, fraud or gross negligence on the part of Foreside, or the reckless disregard by Foreside of its duties and obligations under this Agreement.  The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

(f) In no event shall either party or their respective employees, officers, directors and trustees be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses or losses (including, without limitation, lost profits and opportunity costs or fines) (“Indirect Damages”); provided that the foregoing limitation shall not apply with respect to Indirect Damages arising out of or relating to that party’s fraud or willful misconduct.

(g) Foreside shall not be liable for the errors of other service providers to the Client or their systems.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

(a) Foreside covenants, represents and warrants to the Client that:

(i) it is a limited liability company duly organized and in good standing under the laws of the State of Delaware;

(ii) it is empowered under applicable laws and by its operating agreement to enter into this Agreement and perform its duties under this Agreement;

(iii) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv) it has access to the necessary facilities, equipment, and personnel to provide the Services under this Agreement;

(v) this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi) it shall comply with all applicable laws; and

(vii) it shall maintain policies of insurance reasonable and customary for its business.

(b) The Client covenants, represents and warrants to Foreside that:

(i) it is a statutory trust duly organized and in good standing under the laws of the State of Delaware;

(ii) it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv) this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

SECTION 4.  COMPENSATION AND EXPENSES

In consideration of the provision of the Services by Foreside pursuant to this Agreement, the Client shall pay Foreside the fees and expenses set forth in Appendix B hereto.

Except as otherwise set forth in Appendix B hereto, all fees payable hereunder shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month.  If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. All out-of-pocket charges incurred by Foreside shall be paid as incurred. Upon the termination of this Agreement, the Client shall pay to Foreside such compensation as shall be due and payable as of the effective date of termination.

SECTION 5.  EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a) This Agreement shall become effective on the date indicated above or at such time as Foreside commences providing services under this Agreement, whichever is earlier (the “Effective Date”).  Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Client and the specific services contemplated on Appendix A.

(b) This Agreement shall continue in effect until terminated in accordance with the provisions hereof.

(c) This Agreement may be terminated at any time, without the payment of any penalty (i) by the Client on sixty (60) days’ written notice to Foreside or (ii) by Foreside on sixty (60) days’ written notice to the Client.

(d) The provisions of Sections 2, 5(d), 6, 9 and 10 shall survive any termination of this Agreement.

(e) This Agreement and the rights and duties under this Agreement shall not be assignable by either Foreside or the Client except by the specific written consent of the other party.  All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

 SECTION 6.  CONFIDENTIALITY

Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information including, without limitation, Regulation S-P (if applicable).  Foreside agrees to treat all non-public and proprietary records of the Client as confidential information of the Client and, on behalf of itself and its employees, to keep confidential all such information, except that Foreside may release such information (a) as approved in writing by the Client, which approval shall not be unreasonably withheld and may not be withheld where Foreside  is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Foreside shall seek the approval of the Client as promptly as possible so as to enable the Client to pursue such legal or other action as it may desire to prevent the release of such information), (b) to persons subject to an obligation of confidentiality to Foreside and only for the purpose of performing its obligations under this Agreement,  or (c) when so requested by the Client. Subject to the foregoing, nothing in this Agreement shall be deemed to authorize Foreside to waive any attorney-client, work product or other privilege of the Client or the investment adviser to the Client.

SECTION 7.  FORCE MAJEURE

Neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply, provided, however, that the party has commercially reasonable business continuity and disaster recovery policies and procedures in place.  In addition, to the extent Foreside’s obligations hereunder are to oversee or monitor the activities of third parties, Foreside shall not be liable for any failure or delay in the performance of Foreside’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Foreside.

SECTION 8.  ACTIVITIES OF FORESIDE

(a) Except to the extent necessary to perform Foreside’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Foreside’s right, or the right of any of Foreside’s managers, officers or employees, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b) Upon prior written approval by the Client, Foreside may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Foreside who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Foreside of its responsibilities hereunder.  Foreside may pay those persons for their services, but no such payment will increase Foreside’s compensation or reimbursement of expenses from the Client.

SECTION 9.  LIMITATION OF LIABILITY

(a) It is expressly acknowledged and agreed that the obligations of the Client hereunder shall not be binding upon any of the shareholders, trustees, officers, employees, representatives or agents of the Client personally, but shall bind only the trust property of the Client, as provided in the Client’s Declaration of Trust.  The execution and delivery of this Agreement have been authorized by the trustees of the Client and signed by an officer of the Client acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Client as provided in its Declaration of Trust.  Separate and distinct records are maintained for each Fund and the assets of any such Fund are held and accounted for separately from the other assets of the Client, or any other Fund.

(b)  It is expressly acknowledged and agreed that the liabilities of each Fund shall be limited such that (i) the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to a particular Fund shall be enforceable against the assets of that particular Fund only, and not against the assets of the Client generally, or the assets of any other Fund, and (ii) none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Client generally or any other Fund shall be enforceable against the assets of such particular Fund.

SECTION 10.  MISCELLANEOUS

(a) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(b) This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(c) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.  This Agreement shall be construed as if drafted jointly by both Foreside and Client and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(d) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e) Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by facsimile, email or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Foreside or Client, as the case may be. Notice shall be given to each party at the following address:

(i) To Foreside:	(ii) To Client:
Foreside Fund Officer Services, LLC Three Canal Plaza, Suite 100 Portland, Maine 04101 Attn: Legal Department Phone: 207.553.7110 Email: legal@foreside.com	AIM ETF Products Trust 5701 Golden Hills Drive, Minneapolis, Minnesota 55416 Attn: Chief Legal Officer Phone: (763) 765-7453 Email: erik.nelson@allianzlife.com

(f) Invoices for fees and expenses due to Foreside hereunder and as set forth in Appendix B hereto shall be sent by Foreside to the address furnished below unless and until changed by Client (Client to provide reasonable advance notice of any change of billing address to Foreside):

AIM ETF Products Trust
Attn: Vendor Management Office
5701 Golden Hills Drive, Minneapolis, Minnesota 55416
Contact person: Laura Hoffmann
Phone: 1.763.765.6004
Email: AIMVCMO@allianzlife.com

(g) Nothing contained in this Agreement is intended to or shall require Foreside, in any capacity hereunder, to perform any functions or duties on any day other than a Client business day, unless otherwise required by law, or upon reasonable request of the Client.

(h) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(i) This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

AIM ETF PRODUCTS TRUST

By: /s/ Brian Muench Name: Brian Muench Title: President

FORESIDE FUND OFFICER SERVICES, LLC

By: /s/ Charles S. Todd Name: Charles S. Todd Title: Vice President

Appendix A

Services

Consulting Support Services

Foreside will propose a qualified candidate to support the Client’s Chief Compliance Officer & Anti-Money Laundering Compliance Officer (“CCO/AMLCO”). Foreside will perform the following services at the CCO/AMLCO’s direction:

•
Develop, review and maintain compliance policies and procedures for the Funds, ensuring that they meet the requirements of Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and comport with industry best practices;

•	Conduct periodic reviews of the adequacy of the Funds’ and the Funds’ service providers’ compliance policies and procedures and determine the effectiveness of their implementation;
•	Recommend the incorporation into the Funds’ compliance policies and procedures of any new or amended regulations or “best practice” initiatives that may be appropriate;
•
Perform and document testing of certain key Fund and service provider compliance policies and procedures, including collecting and organizing relevant compliance data and reviewing reports, investigating exceptions, and making inquiries of Fund management and the service providers;

•	Conduct site visits to the Funds’ investment adviser, sub-adviser(s) (as applicable) and other service providers as necessary or as requested by the Client;
•	Meet periodically with Fund management;
•	Assist in the preparation of quarterly and annual CCO/AMLCO reports for the Client’s Board of Trustees; and
•	Provide other services and assistance relating to the affairs of the Funds as the CCO/AMLCO may, from time to time, reasonably request.